090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0508212008-0
[signature]	Filing Number 20120299029-16
Secretary of State	Filed On 04/27/2012
State Of Nevada	Number of Pages 1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CoLabs Int'l Corp

2. The articles have been amended as follows: (provide article numbers, if available)

The Board of Directors has unanimously elected to issue 15 million Shares of Common Stock with a Par Value of $.001.
Stock previously issued has been recalled by the Board and retired, to be replaced by the newly issued stock as shown below. The remainder to be held as Treasury Stock until such time as it is issued. New shares are to be Distributed To: Laura Cohen MD - 6 million Shs, Lisa LeBlanc - 2.5 million shares and Angelo Esposito 500,000 shares.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 3-0 All in favor

4. Effective date and time of filing: (optional) Date: 2/25/12 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.